JOINT VENTURE FORMATION AGREEMENT

THIS JOINT VENTURE FORMATION AGREEMENT (this "Agreement") is made and entered and effective as of February 10th, 2021, between Neutronic Perpetual Innovations Mobile, a Texas limited liability company whose address is 3131 Mckinney Avenue, Suite 600, Dallas, Texas ("NPI Mobile") and Premier Products Group, Inc., a Delaware corporation whose address is 6303 Owensmouth Avenue, Suite 1058, Woodland Hills, CA 91367 ("PMPG"). NPI Mobile and PMPG are sometimes hereinafter severally referred to as a "Joint Venturer" and collectively referred to as the "Joint Venturers."

RECITALS

A. NPI Mobile is engaged in the business of engaged in the business of designing, engineering, and manufacturing intelligent transportation system (ITS) components, software and systems globally.

B. PMPG is engaged in the business of investing and partnering with organizations that specialize in infrastructure maintenance, upgrades and deployments, as well as real estate investments.

C. The Joint Venturers desire to form the JV Entity (defined below) for the sole purpose of engaging in the sale, manufacturing, marketing, distribution, licensing and monetization of market intelligent transportation systems engineered by the JV Entity (the "Venture"), as further described herein and subject to the terms and conditions of this Agreement and the Operating Agreement (defined below).

D. The Joint Venturers desire to enter into this Agreement setting forth the terms and conditions which govern the Venture and their agreement to enter into the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Joint Venturers, the Joint Venturers agree as follows:

1. Venture & Organization. The Joint Venturers agree to (i) form and create a Wyoming limited liability company named "SmartRoad Turtle, LLC Project" (the "JV Entity"), and (ii) conduct the business and affairs of the Venture through the JV Entity. NPI Mobile and PMPG will comply with all requirements of the Operating Agreement of the JV Entity dated 2/21/2021 (the "Operating Agreement"), a copy of which is attached and included hereto as **Exhibit "A"**. The Operating Agreement may be changed with the written consent of both PMPG and NPI mobile at any time, as further provided in the Operating Agreement.

2. Name. The activities and business of the Venture shall be conducted under the name of "The SmartRoad Turtle, LLC Project", and any variations of this name that are necessary to comply with the laws of other states within which the Venture may do business.

3. Place of Business. The principal place of business of the Venture shall be 6303 Owensmouth Avenue, Suite 1058, Woodland Hills, CA 91367. Additional place of business will be determined.

4. Address. The mailing address of the Venture shall be 18653 Ventura Blvd. Suite 707, Tarzana, Ca 91356.

5. General Purposes of the Venture. The general purposes of the Venture are to sell, manufacture, market, distribute, license and monetize the engineered products and data transmitted and collected from the NPI Mobile deployment of engineered components, software and systems, including any additions thereto or any other

property which may be acquired by the Venture (the "Venture Property"), and to engage in any and all lawful business related or incidental to any of these purposes exclusively to further the business and affairs of the Venture. The Venture shall not engage in any other business without the prior written consent of all of the Joint Venturers, as further described in the Operating Agreement.

6. Term of the Venture. The Venture shall begin on the date hereof and shall continue until December 31, 2051, unless sooner terminated as specifically provided in this Agreement or as otherwise extended by the Joint Venturers pursuant to the Operating Agreement.

7. Venture Terms & Conditions.

a. **Capital Contributions & Profit Structure of the Joint Venturers:**
   a. The capital contributions described in this Paragraph 7 are referred to herein as "Capital Contributions." The joint venturers must unanimously agree to any called Capital Contributions.
   b. All Capital Contributions shall be credited to a Joint Venturer's Capital Account.
   c. PMPG shall initially contribute $250,000 cash to the JV Entity within 30 days of the execution of this Agreement, and shall issue to the JV Entity [#__TBD_] common shares of stock in PMPG (the "Shares"). The average share price over the last 30 days of the Shares shall equal One Million Dollars ($1,000,000) as of the date of this Agreement; provided, the Shares shall have the following transfer restrictions:
      i. The JV Entity may not sell the Shares for the twelve (12) month period immediately following the date first written above.
      ii. Stock Restriction: NPI mobile at their discretion at 25% of the total restricted shares per calendar quarter.
   d. The JV Entity shall have the exclusive right manufacture, market, distribute and monetize the hardware, software, AI integrations, data sets and solutions that NPI Mobile develops & generates from the design, engineering, and manufacturing of its "Intelligent Transportation Systems" product line.

b. **Offering:** On a best-case efforts' basis, PMPG shall raise an amount of $15 million or more in private capital (the "Offering") over the next 9 months following the date of this Agreement. In 6 months, if PMPG does not raise at least $10 million deposited & contributed to the Venture, NPI Mobile and PMPG will have the right to renegotiate this Agreement in its entirety; provided, the Joint Venturers agree that any renegotiation of the business terms and conditions of this Agreement (and the Operating Agreement) must be accomplished by the date that is thirty (30) days following the foregoing deadlines provided in this Paragraph 7(b).

c. **Outside Investments into the NPI Mobile that Does not Conflict with the Venture**: All outside investments into the Venture for the first 12 months from date of execution, will be applied toward the $15 million being raised by PMPG. Afterwards, any investments into NPI Mobile that does not conflict with the Venture, will be sole investments into NPI Mobile. All parties agree that those prospective investments will not compete or infringe on the assets and properties of SmartRoad Turtle, LLC or the SmartRoad Turtle, LLC Project.

d. **Accelerated Clause**: In the event the Venture produces revenue within the first 12 months, all revenue will be applied against the $15 million that is being raised by PMPG.

e. **Profit Structure:** Net profits will be distributed 55% to NPI Mobile and 45% to PMPG. Once the Venture pays back the invested $15 million, plus $60 Million **or** (4X initial investment) in interest (A total payback of $75 million or 4X initial investment), the net profits split will change as follows: 70% to NPI Mobile and 30% to PMPG for as long as the JV is in operation.

f. **Default by PMPG:** In the event NPI Mobile fulfills its obligations in this Agreement and PMPG does not raise sufficient monies for cash operations of the Venture as set forth above, monies paid into the Venture will be considered a loan to the venture and will be paid back by the Venture at the average cost of the monies raised plus 1 1/2% per annum to PMPG to insure the payoffs to prior investors who invested into the Venture. This loan will be considered in 1st lien position in the Venture. Furthermore, PMPG will lose all licensing rights set forth in the Agreement, and as particularly described in Para. 7.a.d.

g. **Default by NPI Mobile:** In the event PMPG fulfills its obligations of the Offering in this Agreement and NPI Mobile does not maintain and keep in force the registration of the NPI Mobile patent portfolio and/or does not produce a working product of the roadway pavement marker for manufacturing, marketing, sales or distribution in 24 months of the execution of this Agreement, PMPG will be entitled to 60% of revenue and NPI Mobile will receive 40% of revenue from the Joint Venture. Revenue received by PMPG will be used to payback the investors.

8. Percentages of the Joint Venturers. NPI Mobile will own a 51 percent membership interest in the JV Entity (the "NPI Interest") and PMPG will own and 49% membership interest in the JV Entity (the "PMPG Interest"). The Joint Venturers will own, and shall be responsible for, their proportionate share of the JV Entity's items of income, gain, loss, deduction, credit, and cash available for distribution pursuant to its respective membership interests as described in this Agreement. In the event of a default under this Agreement, the defaulting Joint Venturer agrees to indemnity the other Joint Venturer from and against any and all loses, damages, claims or liability exceeding the percentages set forth in this Agreement, or for any liability or loss directly resulting from the defaulting Joint Venturer. No Joint Venturer shall have any right to compensation solely due to his contribution to the Venture, except to share in the net profits as provided herein unless otherwise provided in this Agreement. Notwithstanding any of the foregoing, any failure by a Joint Venture to timely make its respective Capital Contribution to the JV Entity will be a default under this Agreement.

9. Other Matters; Joint Venturer Loans. Except as specifically otherwise provided in this Agreement, no Joint Venturer shall be required to lend money or property to the Venture and any loans to the Venture from a Joint Venturer or affiliate of a Joint Venturer shall be on commercially reasonable terms and conditions, which terms and conditions shall be approved in writing by the Joint Venturers. If any Joint Venturer advances any funds to the Venture in the form of a loan, which has been approved by the Joint Venturers, the amount of any cash advance shall not be an additional Capital Contribution of the Joint Venturer but shall be a debt due from the Venture to the lender to be repaid at the times and with the interest that shall be expressly agreed on or, in the absence of an agreement, on the dissolution and liquidation of the Venture and without interest.

The following budgetary items must be approved by both Joint Venturers in writing, as further expanded upon in the Operating Agreement:

1. Submission and joint approval of the JV Entity project and operating budgets;
2. Revisions to any agreed upon budget; and
3. Any proposed budget increase that exceeds 20% of the prior year's approved operating budget.

10. Return of Capital. Except to the extent that a Joint Venturer shall be entitled to a distribution of cash or other property in accordance with the terms of this Agreement, no Joint Venturer shall be entitled to withdraw any part of its Capital Account (as defined in the Operating Agreement). In no event shall a Joint Venturer be entitled to demand and receive property other than cash, except as may be specifically provided herein.

11. Interest on Capital Accounts. No interest shall be paid on any Capital Account of the Venture.

12. Gross Asset Value. With respect to any asset owned by the JV Entity, the asset's adjusted basis for federal income tax purposes shall be determined as follows:

(a) The Gross Asset Value (as defined in the Internal Revenue Code) of all JV Entity assets shall be adjusted to equal their respective gross fair market values, as determined by NPI Mobile (the "Managing Joint Venturer"), as of the following times: (i) the issuance of any additional membership interests in the JV Entity by any new or existing Joint Venturer in exchange for more than a *de minimis* Capital Contribution; (ii) the distribution by the Venture to a Joint Venturer of more than a *de minimis* amount of the Venture Property as consideration of a membership interest in the JV Entity; and (iii) the liquidation of the JV Entity's assets within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing Joint Venturer reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Joint Venturers in the Partnership;

(b) The Gross Asset Value of any Venture asset distributed to any Joint Venturer shall be the gross fair market value of such asset on the date of distribution; and

(c) The Gross Asset Values of Venture assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Internal Revenue Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Paragraph 12(c) to the extent the Managing Joint Venturer determines that an adjustment pursuant to Paragraph 12(a) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Paragraph 12(c).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraphs 12(b), or 12(c) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing profits and losses.

13. Adjustments to Reflect Book Value. The Capital Accounts of the Joint Venturers will be adjusted in accordance with Treasury Regulations Section 1.704(b)(2)(iv)(g) from time to time as a result of the allocation to such Capital Accounts of depreciation, amortization, and gain and loss as computed for book purposes with respect to the Venture Property.

14. Tax Allocations; Internal Revenue Code Section 704(c). In the event the Gross Asset Value of any Venture asset is adjusted pursuant to Paragraph 12(a) hereof, subsequent allocations of income, gain, loss, deduction, credits with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Internal Revenue Code Section 704(c) and the Treasury Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Venture in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Paragraph 14 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Joint Venturer's Capital Account or share of income, gain, loss, deduction, and credits other items, or distributions pursuant to any provision of this Agreement.

15. Ownership of Venture Property. All property, including all assets acquired by the JV Entity in connection with the Venture shall be owned by and in the name of the JV Entity. The JV Entity is the sole owner of any assets or property held, owned, or acquired by the JV Entity. Each Joint Venturer shall receive equal or adjusted value of any property or asset based on fair market value, in the event of a liquidation or resolution of assets. The Joint Venturers shall execute any documents that may be necessary to reflect the JV Entity's ownership of its assets and shall record the documents in the public offices that may be necessary or desirable in the discretion of the Joint Venturers.

16. Fiscal Year. The fiscal year of the Venture for both accounting and federal income tax purposes shall end on December 31 of each year.

17. Books and Records. Proper books and records shall be kept with respect to the JV Entity and all Venture transactions and maintained at the managing office of the Venture as determined by the Managing Joint Venturer. Each Joint Venturer or his representative shall have access to the Venture books and records at all reasonable times during business hours. The books shall be kept using the method of accounting that shall properly reflect the income of the Venture and that shall be agreed on by the Joint Venturers. The books and records shall include the identity and nature of any property in which the Venture owns a beneficial interest. These records shall include, but shall not be limited to, a statement of the ownership and nature of real, personal, and mixed property or the interest of the Venture in that property, as well as the form in which the title to that property is recorded and maintained, whether in the name of the Venture or in the name of one or more designated Joint Venturers without designation of the Venture. The books and records of the Venture shall be reviewed annually at the expense of the JV Entity by a certified public accountant selected by the Joint Venturers. The selected accountant shall (a) annually prepare and deliver to the Venture, for filing, the appropriate federal income tax return and all schedules to those returns, and (b) within 90 days following the end of each fiscal year of the Venture, deliver to each Joint Venturer

financial statements of the Venture, including balance sheets, profit and loss statements, and statements showing allocations and distributions to each Joint Venturer.

18. Venture Accounts. All funds of the JV Entity shall be deposited in its name, or in the name of a nominee as provided herein, in an account or accounts designated by Managing Joint Venturers or with an agent designated by the Managing Joint Venturers. Checks shall be drawn on the JV Entity account or accounts only for purposes of the Venture business and shall be signed by the persons that the Joint Venturers designate in writing.

19. Managing Joint Venturer. The Managing Joint Venturers of the Venture shall be NPI Mobile and PMPG. Except as expressly provided in this Agreement, the management and control of the day-to-day operations of the JV Entity and Venture and the maintenance of the Venture Property shall rest exclusively with the Managing Joint Venturer NPI Mobile. The Managing Joint Venturer, NPI Mobile shall appoint any number of personal representatives and officers of the JV Entity. Terrance Berry shall be the chief executive officer of the JV Entity until his resignation or removal, as further provided in the Operating Agreement. The Managing Joint Venturer shall serve in that capacity until the time that the Joint Venturers designate a new Managing Joint Venturers. by a majority vote of the managers . The Managing Joint Venturers shall devote as much of his attention and time to the conduct and supervision of the Venture business as the Managing Joint Venturer deems necessary or advisable.

20. Powers of Managing Joint Venturers. Subject to the restrictions set forth herein, the Managing Joint Venturers is authorized and empowered to carry out and implement any and all of the purposes of the Venture. In that regard, the powers of the Managing Joint Venturers shall include, but shall not be limited to, the following:

(a) To hire, fire, and supervise the Venture's employees.

(b) To engage personnel, independent attorneys, accountants, or any other persons that may be deemed necessary or advisable.

(c) To open, maintain, and close bank accounts and to draw checks and other orders for the payment of money in connection with the Venture. PMPG and NPI Mobile will each have at least one appointed officer on the bank account.

(d) To take any action and to incur any expenses on behalf of the Venture that may be necessary or advisable in connection with the conduct of the Venture's affairs.

(e) To enter into, make, and perform any contracts, agreements, and other undertakings that may be deemed necessary or advisable by the Managing Joint Venturer for the conduct of the affairs of the Venture.

21. Special Provisions.

(a) Non Competition. PMPG agrees that it will not operate, manage, or obtain ownership in (as an investor or otherwise, whether directly or indirectly through any affiliate) any business, entity, joint venture, or company which competes with the business of the JV Entity or the Venture unless and until the JV Entity is terminated as further provided in this Agreement and the Operating Agreement, or unless otherwise agreed to in writing by NPI Mobile.

(b) Non Solicitation. Neither party shall, and shall not cause or permit any of its wholly owned affiliates to, directly or indirectly, hire or solicit any person who is or was employed by the other party or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this paragraph shall prevent a party or its wholly owned affiliate from hiring (i) any employee whose employment has been terminated by the other party or (ii) after ninety (90) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Representations and Warranties of NPI Mobile. NPI Mobile represents and warrants the following as of the date this Agreement is executed: (i) the execution and delivery of this Agreement does not cause any conflict with any other agreement or order to which NPI Mobile is a party; (ii) all consents necessary for NPI Mobile to execute this Agreement and carry out the terms and conditions herein have been received by NPI Mobile; and (iii) NPI Mobile is a validly existing Texas limited liability company in good standing with the State of Texas.

(d) Representations and Warranties of PMPG. PMPG represents and warrants the following as of the date this Agreement is executed: (i) the execution and delivery of this Agreement does not cause any breach, default or conflict with any other agreement or order to which PMPG is a party; (ii) all consents necessary for PMPG to execute this Agreement and carry out the terms and conditions herein have been received by PMPG; and (iii) PMPG is a validly existing Delaware corporation in good standing with the State of Delaware.

(e) Press Releases. No party shall cause the publication of any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

(f) Bankruptcy. In the event that any Joint Venturer files for bankruptcy or makes an outright assignment to its creditors (the "Bankrupt Member") the other Joint Venturer may purchase and acquire the membership interests of the Bankrupt Member as further provided in the Operating Agreement.

22. Restriction on Authority of Joint Venturers. Without the written consent of both Joint Venturers, the Joint Venturers and the Managing Joint Venturer shall not perform any of the following actions:

(a) Do any act in violation of this Agreement.

(b) Do any act that would make it impossible to carry on the business of the Venture.

(c) Possess Venture Property or assign the right of the Venture or its Joint Venturers in specific Venture property for other than a Venture purpose.

(d) Make, execute, or deliver any assignments for the benefit of creditors, or on the assignee's promise to pay the debts of the Venture.

(e) Assign, transfer, pledge, compromise, or release any claim of the Venture except for full payment or arbitrate, or consent to the arbitration of, any of its disputes or controversies.

(f) Make, execute, or deliver any deed, long-term ground lease, or contract to sell all or any part of any Venture Property or execute any new note or mortgage to renew and extend without increasing any existing note or mortgage, without first having obtained the vote or written consent of 51% percent in Managing Managers of the Joint Venture.

(g) Do any of the following without the consent of all the Joint Venturers:

(i) Confess a judgment.

(ii) Make, execute, or deliver for the Venture any bond, mortgage, deed of trust, guarantee, indemnity bond, surety bond, or accommodation paper or accommodation endorsement.

(iii) Amend or otherwise change this Agreement to modify the rights or obligations of the Joint Venturers as set forth in this Agreement.

(iv) Create any personal liability for any Joint Venturer other than that personal liability to which any Joint Venturer may have agreed to in writing.

Terms and conditions concerning restrictions and unanimous approval for Capital Contributions, admitting new members to the JV Entity, approvals for loans/litigation/settlements, authorizing the sale of the JV Entity and sale/lease of the JV Entity assets (outside of the ordinary course of the Venture's business) shall be further addressed in the Operating Agreement.

23. Meetings of the Joint Venturers. The Joint Venturers shall hold regular meetings at times and places to be selected by the Joint Venturers. In addition, Joint Venturers may call a special meeting to be held at any time after they have given 10 business days written notice to all of the Joint Venturers. Any Joint Venturer may waive notice of or attendance at any meeting of the Joint Venturers, may attend by telephone or by any other electronic communication device, or may execute a signed written consent to representation by another Joint Venturer. At the meeting, the Joint Venturers shall transact any business that may properly be brought before the meeting. The Joint Venturers shall keep regular minutes of all their proceedings. The minutes shall be placed in a minute book of the Venture.

24. Action Without Meeting. Any action required by statute or by this Agreement to be taken at a meeting of the Joint Venturers, or any action that may be taken at a meeting of the Joint Venturers, may be taken without a meeting if in writing setting forth the action taken or to be taken is signed by all of the Joint Venturers entitled to vote with respect to the subject matter of the consent. That consent shall have the same force and effect as a unanimous written approval of the Joint Venturers. Any signed consent, or a signed copy of it, shall be placed in the minute book of the Venture.

25. Transfers.

(a) Restrictions on Transfers. Except as otherwise provided in this Agreement, no Joint Venturer may sell, assign, transfer, encumber, or otherwise dispose of any membership interest in the JV Entity without the prior written consent of 75% of the then outstanding membership interests in the JV Entity, and may not pass title to any membership interest in the Venture in the absence of such consent. Any transfer prohibited under this paragraph

shall be void, and any attempt by a Joint Venturer to dispose of an membership interest in the Venture in violation of this paragraph shall constitute a default under this Agreement; notwithstanding the foregoing, any assignment of a membership interest to an entity which is wholly owned by the Joint Venturer is not subject to any transfer restriction.

(b) Effect of Assignment. Any transferee or assignee to whom membership interests in the JV Entity has been transferred and who is not at the time of the transfer a party to this Agreement shall be entitled to receive, in accordance with the terms of the assignment, the net profits to which the assigning Joint Venturer would otherwise be entitled. However, such a transferee or assignee shall not be a Joint Venturer and shall not have any of the rights of a Joint Venturer, until the transferee or assignee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect.

26. Events Constituting Default. Any of the following events shall constitute a default by a Joint Venturer:

(a) The failure to make when due any contribution or advance required to be made under the terms of this Agreement and continuing that failure for a period of 15 days after written notice of the failure from the Managing Joint Venturer or all other Joint Venturers.

(b) The violation of any of the other provisions of this Agreement and failure to remedy or cure that violation within 15 days after written notice of the violation from the Managing Joint Venturer or the other Joint Venturers.

(c) The making of an assignment for benefit of creditors or the entry of an Order for Relief under any section or chapter of the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any of its states.

(d) The appointment of a receiver for all or substantially all of the Joint Venturer's assets and the failure to have the receiver discharged within 30 days after the appointment.

(e) The bringing of any legal action against the Joint Venturer by a creditor, resulting in litigation that, in the opinion of the Managing Joint Venturer or 51% percent of the then outstanding membership interests, creates a real and substantial risk of involvement of the Venture Property that will result in:

(i)The financial detriment of the other Joint Venturers; or

(ii)The creditor, or the creditor's assigns, succeeding to all or a part of the Interest of the Joint Venturer in the Venture.

(f) The failure of the distributees to appoint, in the manner and within the time prescribed, the agent required under Paragraph 25.

27. Effect of Default. See Section 7f and 7g.

28. Amendment. This Agreement may be amended or modified only by a written instrument executed by both Joint Venturers.

29. Termination of the Venture. The following events shall terminate the JV Entity:

(a) The affirmative vote of both Joint Venturers;

(b) The expiration of the term provided for in this Agreement, unless such term is otherwise extended by the JV Entity per the decision of the Joint Venturers; or

(c) Except as otherwise provided in this Agreement, the occurrence of any other event that under the laws of the State of Wyoming require termination.

30. Distribution of Assets. After termination, the assets of the JV Entity shall be applied to payment of the outstanding JV Entity liabilities, although the Managing Joint Venturers may maintain an appropriate reserve in the amount, he determines necessary for any contingent liability until the contingent liability is satisfied. Any balance of the reserve shall be distributed together with any other sums remaining after payment of the outstanding Venture

liabilities to the Joint Venturers in accordance with their membership interest percentages, unless otherwise provided in this Agreement.

31. Attorney's Fees. In the event that it should become necessary for any party entitled hereunder to bring suit against any other party to this Agreement for enforcement of the covenants herein contained, the parties hereby covenant and agree that the party who is found to be in violation of said covenants shall also be liable for all reasonable attorney's fees and costs of court incurred by the other parties hereto.

32. Benefit. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

33. Waiver. No course of dealing on the part of any party hereto or its agents, or any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Agreement or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

34. Cumulative Rights. The rights and remedies of any party under this Agreement and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

35. Invalidity. In the event any one or more of the provisions contained in this Agreement or in any instrument referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement or any such other instrument.

36. Time of the Essence. Time is of the essence of this Agreement.

37. Headings. The headings used in this Agreement are for convenience and reference only and in no way define, limit, simplify or describe the scope or intent of this Agreement, and in no way effect or constitute a part of this Agreement.

38. Multiple Counterparts; Electronic Signature. This Agreement may be executed electronically in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

39. Governing Law; Consent to Jurisdiction. This Agreement will be governed by the internal laws of the State of Wyoming. Each of Joint Venturer hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counterclaim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world.

40. Perfection of Title. The Joint Venturers shall perform all other acts that may be reasonably necessary or proper, fully or more fully, to evidence, complete and carry out the terms and conditions of this Agreement.

41. Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

If to NPI Mobile:

Neutronic Perpetual Innovations Mobile, LLC.
3131 Mckinney Avenue, Suite 600, Dallas, Texas
Attention: Terrance Berry, CEO
Telephone No.: (469) 233-7848
Email: Terrance.Berry@npimobile.com

With copies to:
Kane Russell Coleman Logan PC
Bank of America Plaza
901 Main Street, Suite 5200
Dallas, TX 75202

Attention: Brian N. Hail, Esq.
Telephone No.: (214) 777-4201
Email: bhail@krcl.com

If to PMPG:

Premier Products Group, Inc
18653 Ventura Blvd., Suite 707
Tarzana, CA 91356

With copies to:
Law Offices of Edward Y. Lee
3731 Wilshire Blvd., Suite 940
Los Angeles, Ca
Attention: Edward Y. Lee
Telephone No.: (213) 380-5858

42. Entire Agreement. This Agreement, the agreements contemplated hereby, constitute the sole and entire agreement of the Joint Venturers with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joint Venturers have duly executed this Joint Venture Formation Agreement as of the day and year first above written.

NPI MOBILE:

NPI MOBILE, LLC, a Texas limited liability company

DocuSigned by:

By: ______________________
2CAC629717A04B1...

Name: Terrance Berry

Title: Chief Executive Officer & President

PMPG:

PREMIER PRODUCTS GROUP, INC., a Delaware corporation

DocuSigned by:

By: Tony Hicks
33482C8B43B449A...

Name: Tony Hicks

Title: Chairman & Chief Executive Officer

EXHIBIT "A"

OPERATING AGREEMENT

[attached]